Exhibit No. 3.3
ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change filed Pursuant to NRS 78.209	Filed in the office of	Ntiother 20070412933-71 Filing date and Time
For Nevada Profit Corporations	Ross Miller Secretary of State Slate of Nevada	06/15/2007 11:22 AM Number 020370-2000
USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation: Shearson Financial Network, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change: 500,000,000 Common Stock, $0,001 par value 15,000,000 Preferred Stock., $0,001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

1,000,000,000 Common Stock, $0.001 par value 15,000,000 Preferred Stock, $0.001 par value

5. The number of shares of each affected class or series, if any to be issued after the change in exchange for each issued share of the same class or series:

632,241,878 Common Shares; No Preferred Shares

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing 6/15/07

8. Officer Signature:	/s/ Michael A. Barron	Title:	CEO

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.